EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amended Registration Statement on Form S-1/A3 (No. 333-269516) of our report dated March 31, 2023, relating to the consolidated financial statements of Singlepoint, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 13, 2024

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Website: turnerstone.com